Exhibit 10.17

AMENDMENT TO EMPLOYMENT AGREEMENT

WHEREAS, Onconova Therapeutics, Inc., a Delaware corporation (the “Company”), and Thomas J. McKearn (the “Employee”) entered into an employment agreement (the “Agreement”) dated as of September 1, 2012.

WHEREAS, the Company and the Employee wish to amend the Agreement to clarify certain provisions subject to Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, in accordance with Section 15 of the Agreement and intending to be legally bound hereby, the parties agree to amend the Agreement, effective as of April, 9, 2013, as follows (section references below refer to the section references of the Agreement):

1.                                      The following is hereby inserted into the Agreement as a new Section 16:

“16. Code Section 409A.

(a)                                 Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or shall comply with the requirements of Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Code Section 409A. The parties hereto agree that the payments and benefits set forth herein comply with or are exempt from the requirements of Code Section 409A and agree not to take any position, and to cause their affiliates, successors and assigns not to take any position, inconsistent with such interpretation for any reporting purposes, whether internal or external.

(b)                                 Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the Employ cc- s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be treated as the date of termination for purposes of any such payment or benefits. Notwithstanding any other provision of this Agreement to the contrary, if the Employee is a “specified employee” within the meaning of Code Section 409A and the regulations issued thereunder, and a payment or benefit provided for in this Agreement would be subject to additional tax under Code Section 409A if such payment or benefit is paid within six (6) months after the Employee’s “separation from service” (within the meaning of Code Section 409A), then such payment or benefit required under this Agreement shall not be paid (or commence) during the six-month period immediately following the Employee’s separation from service except as provided in the immediately following sentence. In such an event, any payments or benefits that would otherwise have been made or provided during such six-month period and which would have incurred such additional tax under Code Section 409A shall instead be paid to the Employee in a lump-sum cash payment on the earlier of (i) the first regular payroll date of the seventh month following the Employee’s separation from service or (ii) the 10th business day following the Employee’s death.

(c)                                  It is intended that each installment of any severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Code Section 409A. Neither the Employee nor the Company shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Code Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A to the extent that such reimbursements or in-kind benefits are subject to Code Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense shall be made promptly and in all cases on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything contained herein to the contrary, if the period in which any general waiver and release of claims may be executed overlaps two calendar years (regardless of when such release is actually executed), then, to the extent required by Code Section 409A, any payments that are subject to such general waiver and release of claims that would otherwise be made in such first calendar year shall instead be withheld and paid on the first normal payment date in the second calendar year. with all remaining payments to be paid as if such delay had not occurred.”

The Agreement, as amended by this Amendment, shall remain in full force and effect, and this Amendment shall be deemed to be incorporated into the Agreement and made a part thereof. Except for the amendments expressly described herein, this Amendment shall not otherwise amend or modify any other provision of the Agreement. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of this Amendment by facsimile or other electronic method of transmission shall be equally effective as delivery of an original executed counterpart of this Amendment.

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first written above.

EMPLOYEE	ONCONOVA THERAPEUTICS, INC.

/s/ Thomas J. McKearn	By:	/s/ Ramesh Kumar
Thomas J. McKearn, M.D, Ph.D.	Ramesh Kumar, Ph.D., President